EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No.333-129973) pertaining to the 2005 Stock Option Plan of Global-Tech Advanced Innovations Inc. (The “Company” and formerly known as Global-Tech Appliances Inc.);

(2)	Registration Statement (Form S-8 No.333-9182) pertaining to the Amended and Restated 1997 Stock Option Plan of the Company;

(3)	Registration Statement (Form S-8 No.333-10932) pertaining to the 1999 Employee Stock Purchase Plan of the Company; and

(4)	Registration Statement (Form S-8 No.333-171337) pertaining to the 2011 Omnibus Equity Plan of the Company;

of our report dated August 31, 2011, except for Note 18 which is as of July 23, 2012, relating to the consolidated financial statements of the Company appearing in the Company’s Annual Report on Form 20-F for the year ended March 31, 2013.

/s/ BDO Limited
Hong Kong
July 23, 2013